UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2016

PhaseRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37772	20-4690620
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Harrison Street, Suite 300 Seattle, Washington	98119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 805-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02         Unregistered Sales of Equity Securities

On May 23, 2016, concurrent with the closing of the initial public offering (the “IPO”) of PhaseRx, Inc. (the “Company”) and pursuant to the terms of a Loan and Security Agreement, dated December 21, 2015, as subsequently amended on April 6, 2015, by and among the Company and 17 investors, term loans in the aggregate outstanding principal amount plus all accrued and unpaid interest thereon of approximately $4.1 million were converted into 1,021,525 shares of the Company’s common stock (the “Conversion Shares”) at a conversion price equal to$4.00 per share, which is 80% of the IPO price of $5.00 per share. The Conversion Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act.

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 23, 2016, the Company adopted the PhaseRx, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”). The 2016 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash, shares of common stock of the Company, or a combination of cash and shares of common stock of the Company. The Company has reserved a total of 1,532,299 shares of the Company’s common stock for awards under the 2016 Plan, provided that, such aggregate number of shares reserved for awards will automatically increase on January 1 of each year, in an amount equal to 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year. The maximum number of shares of common stock that may be delivered pursuant to incentive stock options under the 2016 Plan is 1,532,299 shares and the maximum number of shares of common stock with respect to which stock options or stock appreciation rights may be granted to an executive officer during any calendar year is 600,000 shares of common stock.

The foregoing description of the 2016 Plan does not purport to be complete and is qualified entirely by reference to the full text of the 2016 Plan, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 17, 2016, the Company filed an amended and restated certificate of incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware in connection with the consummation of its IPO. As described in the Registration Statement on Form S-1, as amended (File No. 333-210811), the board of directors and stockholders previously approved the Restated Certificate to be filed in connection with the IPO.

The Restated Certificate amends and restates the Company’s third amended and restated certificate of incorporation in its entirety to, among other things: (i) authorize 50,000,000 shares of common stock; (ii) eliminate all references to the previously authorized series of preferred stock; (iii) authorize 5,000,000 shares of undesignated preferred stock that may be issued from time to time by the Company’s board of directors in one or more series; (iv) provide that the Company’s stockholders may not elect or remove directors by majority written consent; (v) provide that any vacancy on the Company’s board of directors, including a vacancy resulting from an enlargement of its board of directors, may be filled only by vote of a majority of directors then in office; and (vi) eliminate the ability of the Company’s stockholders to call special meetings of stockholders.

The foregoing description of the amendments made by the Restated Certificate is qualified by reference to the Restated Certificate, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

In connection with the closing of the IPO, the Company adopted amended and restated bylaws (the “Restated Bylaws”) that became effective as of May 23, 2016. The board of directors and stockholders previously approved the Restated Bylaws to be adopted in connection with, and to be effective upon, the closing of the IPO. The Restated Bylaws amend and restate the Company’s bylaws in their entirety to, among other things: (i) eliminate the ability of the Company’s stockholders to call special meetings of stockholders; (ii) establish procedures relating to the presentation of stockholder proposals at stockholder meetings; (iii) establish procedures relating to the nomination of directors; and (iv) conform to the amended provisions of the Restated Certificate.

The foregoing description of the amendments made in the Restated Bylaws is qualified by reference to the Restated Bylaws, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of PhaseRx, Inc.
3.2	Amended and Restated Bylaws of PhaseRx, Inc.
10.1	PhaseRx, Inc. 2016 Long-Term Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PhaseRx, Inc.

Date: May 23, 2016	By:	/s/ Robert W. Overell
Robert W. Overell, Ph.D.
Chief Executive Officer